U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


Form 3                                            ------------------------------
                                                  OMB Number     3235-0104
                                                  Expires:  December 31, 2001
                                                  Estimated average burden
                                                  hours per response . . . . 0.5
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Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility

Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of
1940



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1.   Name and Address of Reporting Person   2.   Date of Event Re-   4.  Issuer Name and Ticker or Trading Symbol
                                                 quiring Statement
Blewitt           Stephen          J.            (Month/Day/Year)        SafeGuard Health Enterprises (SFGD)
                                                 February 8, 2001
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     (Last)       (First)      (Middle)     3.   IRS or Social Se-   5.  Relationship of Reporting Person to Issuer 6. If Amendment,
                                                 curity Number of                 (Check all applicable)               Date of
John Hancock Financial Services, Inc.            Reporting Person        __X__ Director        _____ 10% Owner         Original
P.O. Box 111                                                                                                        (Month/Day/Year)
_________________________________________          (Voluntary)           _____ Officer (give   _____ Other (specify
                (Street)                                                                title below)         below)
                                                                                        _______________________

                                                                                                        7. Individual or
                                                                                                           Joint/Group Filing
                                                                                                           (Check Applicable Line)
                                                                                                           X Form Filed by One
                                                                                                          --- Reporting Person
                                                                                                             Form Filed by More than
Boston,           MA              02117                                                                   --- One Reporting Person
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 (City)         (State)           (Zip)                              Table 1 -- Non-Derivative Securities Beneficially Owned

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1.   Title of Security                            2.  Amount of Securities      3.  Ownership           4. Nature of Indirect
     (Instr. 4)                                       Beneficially Owned            Form:  Direct          Beneficial Ownership
                                                      (Instr. 4)                    (D) or Indirect        (Instr. 5)
                                                                                    (I)   (Instr.5)
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No Securities Owned
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly                   (Over)
*If the form is filed by more than one reporting person, see Instructions 5 (b) (v)                                  SEC 1473 (3/99)




FORM 3 (continued)                        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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1.Title of Derivative Security   2.   Date Exer-     3. Title and Amount of      4.   Conver-   5. Owner-    6. Nature of Indirect
  (Instr. 4)                          cisable and       Securities Underlying         sion or      ship         Beneficial Ownership
                                      Expiration        Derivative Security           Exercise     Form of      (Instr. 5)
                                      Date              (Instr. 4)                    Price of     Deri-
                                      (Month/Day/                                     Deri-        vative
                                      Year)                                           vative       Security
                                                                                      Security

                                 -----------------------------------------------
                                 Date       Expira-                    Amount                      Direct
                                 Exer-      tion                       or                          (D) or
                                 cisable    Date          Title        Number                      Indirect
                                                                       of                          (I)
                                                                       Shares                      (Instr. 5)

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Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal
Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


By:/s/Stephen J. Blewitt                                  February 16, 2001
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Stephen J. Blewitt                                            Date
Senior Investment Officer


Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not to respond unless the form displays a currently valid OMB control number.

                                                     Page 2      SEC 1473 (8/92)